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Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

BRIDGEPOINT EDUCATION, INC.,
a Delaware corporation

AND

THE FRANCISCAN UNIVERSITY OF THE PRAIRIES,
an Iowa non-profit corporation

and

the SISTERS OF ST. FRANCIS, CLINTON, IOWA,
an Iowa non-profit corporation

i

EXHIBITS

Exhibit "A"	Cemetery Easement
Exhibit "B"	Sports Fields Lease
Exhibit "C"	Regis Hall Lease
Exhibit "D"	Bill of Sale
Exhibit "E"	Assignment and Assumption Agreement
Exhibit "F"	Deeds
Exhibit "G"	Memo of Lease with Respect to the Volleyball, the Soccer Fields and the Speech and Hearing Center

SCHEDULES

Schedule 2.1(a)(ii)	Description of Land and Buildings
Schedule 2.1(a)(vi)	Contracts with the University
Schedule 2.1(b)	Stated Liabilities and Permitted Liens
Schedule 2.3	Other Excluded Assets
Schedule 2.4(a)	Assumed Liabilities
Schedule 2.49(b)	Excluded Liabilities
Schedule 4.2	Estimated Budget and Final Budget

 PURCHASE AND SALE AGREEMENT

        This PURCHASE AND SALE AGREEMENT, dated as of December 3, 2004 (this "Agreement"), is entered into by and among Bridgepoint Education, Inc., a Delaware corporation ("Buyer"), The Franciscan University of the Prairies, an Iowa non-profit corporation (the "University"), and the Sisters of St. Francis, Clinton, Iowa, an Iowa non-profit corporation (the "Sisters"). The University and the Sisters are each referred to herein as a "Seller" and are collectively referred to as the "Sellers"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in Article 17 hereof.

RECITALS

        A.    The University is engaged in the business of operating a university with its primary location in Clinton, Iowa (the "Business") (the location in Clinton, Iowa hereinafter may be referred to as the "Campus").

        B.    The Sisters own the buildings and the land utilized by the University in connection with the operation of the Business and the University owns the other operating Assets listed in Section 2.1 hereof.

        C.    The Sellers desire to sell, and Buyer desires to purchase, either (i) substantially all of the assets of the Sellers used in connection with the operation of the Business or (ii) all of the outstanding capital stock of the University, subject to the terms and conditions set forth herein.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree hereby as follows:

ARTICLE 1
PURCHASE AND SALE

        The acquisition of the Business by Buyer may be accomplished through either (a) the purchase and sale of substantially all of the assets of the University and specified assets of the Sisters (an "Asset Purchase") or (b) the purchase and sale of all of the outstanding capital stock of the University and specified assets of the Sisters (a "Stock Purchase"), at the election of Buyer. Buyer shall notify the Sellers of its election to consummate the acquisition of the Business through either an Asset Purchase or a Stock Purchase no later than January 3, 2005 or forty-five (45) days prior to the Closing. If Buyer elects an Asset Purchase, the transactions contemplated by this Agreement shall be consummated in accordance with the terms and conditions set forth in Articles 2 and 4 - 17, and if Buyer elects a Stock Purchase, the transactions contemplated by this Agreement shall be consummated in accordance with the terms and conditions set forth in Articles 3 - 17.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

        2.1    University Assets.

          (a)   Subject to the terms and conditions set forth herein, at the Closing, the University shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all liabilities and Liens (except for the Stated Liabilities and Permitted Liens), and Buyer shall purchase, acquire and take assignment and delivery of, for the consideration specified in Article 4, all properties, assets, and right, title and interest of every kind and nature, owned or leased by the University (including indirect or any other forms of beneficial ownership) as of the Closing Date, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including, without limitation, all of the assets reflected in the University's May 31, 2004 Statement of Financial Position and all of the following assets, but excluding the Excluded Assets (all of the assets to be sold, assigned, transferred and delivered to Buyer as described herein and hereafter in this Section 2.1 are herein called the "University Assets"):

              (i)  all cash (including, without limitation, checking account balances, certificates of deposit, other time deposits and petty cash) related to any unearned tuition for services to be provided on or after the Closing Date (computed in accordance with GAAP);

             (ii)  all of the University's right, title and interest in the land and buildings used in association with the University ("Land and Buildings") more fully described in Schedule 2.1(a)(ii).

            (iii)  all accounts and notes receivable (whether current or noncurrent), including, without limitation, student receivables, and causes of action specifically pertaining to the collection of the foregoing, that are related to any unearned tuition for services to be provided on or after the Closing Date;

            (iv)  all promotional allowances, vendor rebates and similar items;

             (v)  all intellectual property, including without limitation rights to the University's Internet domain name "www.tfu.edu" (the "Domain Name"), the name "The Franciscan University of the Prairies" either alone or in conjunction with other words or names in the context of the operation of a school or other learning institution, all names of all units of the University, athletic team names, mascot names, and all curricula for all courses and programs, including degree programs;

            (vi)  all Contracts, including those listed on Schedule 2.1(a)(vi), and all outstanding offers or solicitations made by or to the University to enter into any contract;

           (vii)  all office supplies, equipment, spare parts, and other miscellaneous supplies;

          (viii)  all deposits, advances, prepaid and other current assets;

            (ix)  all rights to receive and retain mail, accounts receivable payments and other communications related to the University;

             (x)  all data and records, including without limitation, student and customer lists, research and development reports, personnel records, service and warranty records, equipment and logs, operating guides and manuals, financial and accounting records, creative materials, advertising, marketing and promotional materials, and all other printed or written materials;

            (xi)  to the extent transferable, and if not transferable all rights to deal with, affect, alter, modify or change, all permits, licenses, certifications, and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

           (xii)  all goodwill as a going concern and other intangible properties;

          (xiii)  all telephone numbers used by the University;

          (xiv)  all warranties and indemnities that relate to the University Assets or the University on and after the Closing Date;

           (xv)  all rights to proceeds under insurance policies to the extent related to or payable in connection with any of the University Assets, the Stated Liabilities or the University on or after the Closing Date;

          (xvi)  all security deposits related to the Contracts;

         (xvii)  all claims of the University against third parties relating to the University Assets whether choate or inchoate, known or unknown, contingent or fixed; and

        (xviii)  all books, documents and other items of whatsoever kind or nature contained in the University library collection.

          (b)   All of the University Assets will be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all liens (including liens for Taxes), encumbrances, including, without limitation, any leasehold interests, licenses or other rights in favor of a third party, the University or the Sisters to use any portion of the University Assets (except the Regis Hall Lease as hereinafter defined), claims, security interests, of whatever kind or nature, mortgages, pledges, restrictions, charges, instruments, licenses, encroachments, options, rights of recovery, judgments, orders and decrees of any court or governmental authority, interest, products and Taxes, in each case of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or fixed, material or non-material, known or unknown, and including all claims based on any theory that Buyer is a successor, transferee or continuation of University or the University (each a "Lien" and collectively "Liens"), in each case, other than the "Stated Liabilities" and "Permitted Liens," set forth and defined on Schedule 2.1(b).

        2.2    Sisters Assets.    Subject to the terms and conditions set forth herein, at the Closing, the Sisters shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens (except Permitted Liens), and Buyer shall purchase, acquire and take assignment and delivery of, for the consideration specified in Article 4, all of the Sisters' right, title and interest in the Land and Buildings more fully described in Schedule 2.2 (the "Sisters Assets").

        2.3    Excluded Assets.    Notwithstanding anything to the contrary contained herein, the following assets are not to be acquired by Buyer hereunder and shall be retained by the Sellers (the "Excluded Assets"):

          (a)   the icons and religious artwork located within the Chapel in Clare Hall and otherwise in and on the Land and Buildings;

          (b)   the Endowment;

          (c)   all gifts, bequests, legacies, residuary interests, or donations in the name, or for the benefit or interest of The Franciscan University, The Franciscan University of the Prairies or Mount St. Clare College that have been created or arise at any time and are received or mature on or after the Closing Date;

          (d)   the soccer field and the recreational volleyball court currently owned by the Sisters, which may be leased to Buyer as described below in Section 4.3;

          (e)   those other assets all as listed on Schedule 2.3; and

          (f)    The lawsuit brought by the University against selected family members of the Larry Subcleff Family regarding a donation that was rescinded.

        Furthermore, there shall be excluded from the Sisters Assets a perpetual easement in favor of the Sisters for the use of and access to and from the cemetery that is presently located on the real property that is included in the Land and Buildings, as more fully described on Exhibit A hereto (the "Cemetery Easement").

        2.4    Liabilities.    Upon the terms and subject to the conditions contained herein, at the Closing Date, Buyer shall assume all financial obligations and liabilities of the University ("Assumed

Liabilities") except those liabilities that are specifically listed on Schedule 23 (the "Excluded Liabilities"). All Excluded Liabilities, including, without limitation, those listed on Schedule 23, shall be retained by the University except as otherwise provided herein.

ARTICLE 3
PURCHASE AND SALE OF STOCK

        3.1    Conversion to Iowa Business Corporation.    In the event that Buyer elects a Stock Purchase, the University and the Sisters shall take all such actions and make all such filings as may be necessary to convert the University from an Iowa non-profit corporation to an Iowa business corporation (the "Conversion"). Without in any way limiting the generality of the foregoing, the University and the Sisters shall (i) restate the articles of incorporation of the University pursuant to Chapter 490 of the Iowa Code (the Iowa Business Corporation Act), (ii) issue shares of the University's capital stock to the Sisters and to no other party, (iii) terminate the University's status as an organization described in Section 501(c)(3) of the Code, (iv) make all necessary tax filings at the federal, state and local levels and (v) take any and all other actions requested by Buyer to properly effect the Conversion. As a result of the Conversion, the Sisters shall own 100% of the University's issued and outstanding capital stock (the "Shares").

        3.2    Purchase and Sale of Shares.    Following the Conversion and subject to the terms and conditions set forth herein, the Sisters shall sell to Buyer, and Buyer shall purchase from the Sisters, all of the right, title and interest of the Sisters in and to the Shares at the Closing.

        3.3    Sisters Assets.    Subject to the terms and conditions set forth herein, at the Closing, the Sisters shall also sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens (except Permitted Liens), and Buyer shall purchase, acquire and take assignment and delivery of, for the consideration specified in Article 4, all of the Sisters' right, title and interest in the Sisters Assets.

ARTICLE 4
PURCHASE PRICE

        4.1    Purchase Price.    Buyer, in its sole discretion, has the option to purchase the Assets or the Stock, as the case may be at a Purchase Price of Nine Million Dollars ($9,000,000), all cash to be paid to the Sisters and the University in the amounts set forth on Schedule 4.1 as a sales price allocation between the Sellers.

        4.2    Purchase Price Adjustment.    Concurrently with the execution and delivery of this Agreement, the University shall deliver to Buyer a reasonably detailed projection of all operating revenues and expenses of the Business (determined in accordance with GAAP) for the period beginning on January 1, 2005 and ending on May 31, 2005 (inclusive of such dates) (the "Spring 2005 Semester"), which shall be set forth on Schedule 4.2 hereto (the "Estimated Budget"). On or before January 24, 2005, Buyer and the University shall review and revise the Estimated Budget in such manner as may be necessary to accurately reflect the actual operating expenses and revenues of the Business (determined in accordance with GAAP) for the Spring 2005 Semester, which shall be set forth on an updated Schedule 4.2 to this Agreement (the "Final Budget"). To the extent that the total operating expenses of the Business, as reflected in the Final Budget, exceed the total operating revenues of the Business, as reflected in the Final Budget the cash Purchase Price shall be reduced by an amount equal to such excess ("Reduction Amount") and the balance of the Purchase Price shall, at Closing be transferred to the Sisters; except that to the extent the graduate revenues projected in the final Budget are less than those projected in the Estimated Budget ("Graduate Revenue Decrement"), then, the Reduction Amount shall be reduced by the Graduate Revenue Decrement and that amount shall be placed in an escrow ("Escrow Reserve") to be held by the Escrow Agent. A final accounting of Spring 2005 Semester graduate enrollments and related revenues earned after December 31, 2004 but prior to

May 31, 2005 shall be completed by the University and certified by its chief financial officer and its president to the Buyer and the Sisters no later than June 15, 2005. In the event that the actual graduate enrollment related revenues are less than those contained in the Final Budget, the difference may, no later than July 15, 2005, be withdrawn by the Buyer from the Escrow Reserve, up to the maximum of the Escrow Reserve. Any funds remaining in the Escrow Reserve after July 15, 2005 shall be dispersed to or as directed by the Sisters. All reports prepared in pursuit of this provision shall be prepared in accordance with GAAP. Buyer and the University agree that all student accounts receivable, as reflected in the Estimated Budget and the Final Budget, shall be appropriately discounted (in accordance with GAAP) to reflect their historic collection rate.

        4.3    Lease of Property.    The Sisters shall lease to Buyer the soccer field and the recreational volleyball court, pursuant to a lease agreement, in substantially the form attached hereto as Exhibit D (the "Sports Fields Lease"), if Buyer notifies the Sisters within fifteen (15) days prior to the Closing of its intention to enter into the Sports Fields Lease. In addition, Buyer shall lease to the Sisters that portion of Regis Hall identified in Exhibit E pursuant to a lease agreement in substantially the form attached hereto as Exhibit E (the "Regis Hall Lease").

        4.4    Payment of Liabilities.    At the Closing, Sellers shall use a portion of the cash from the Purchase Price to satisfy in full all of the Excluded Liabilities.

ARTICLE 5
CLOSING

        5.1    Closing Date.    The closing ("Closing") of the transactions provided for herein shall take place at the offices of Ahlers & Cooney, P.C. in Des Moines, Iowa, at 10:00 a.m. on February 15, 2005, or at such other place, time or date as the parties may mutually agree to in writing, or as promptly as practicable after receiving regulatory change of control approvals as set forth in Article 12 hereof, such date being referred to herein as the "Closing Date"; provided, however, that the Closing shall not occur until each of the conditions set forth in Articles 11 and 12 hereto have been satisfied or waived by the benefited party even if the Closing Date is extended beyond February 15, 2005.

        5.2    Deliveries by the Sellers at Closing.    At the Closing, the following deliveries will be made to Buyer by the Sellers:

            5.2.1    In the event of an Asset Purchase:

            (a)   physical possession of all of the University Assets and the Land and Buildings capable of passing by delivery to Buyer with the intent that title to such University Assets and the Land and Buildings shall pass by and upon delivery to Buyer;

            (b)   a bill of sale, substantially in the form attached hereto as Exhibit F ("Bill of Sale"), conveying in the aggregate all of the University Assets, duly executed by the University;

            (c)   an assignment and assumption agreement, substantially in the form attached hereto as Exhibit G ("Assignment and Assumption Agreement"), pursuant to which the Sellers will assign to Buyer, and Buyer will agree to assume, all of the Assumed Liabilities and all Contracts (including, without limitation, all faculty employment contracts);

            (d)   one more Warranty Deeds, substantially in the form attached hereto as Exhibit H ("Deeds"), conveying the Land and Buildings (but reserving the Cemetery Easement), duly executed by the Sisters and the University as their interests may appear;

            (e)   an assignment of all of the University's bank accounts, duly executed by the University;

            (f)    fully executed intellectual property assignments, each in recordable form to the extent necessary to assign such rights;

            (g)   all Books and Records;

            (h)   such other deeds, bills of sale, assignments, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and duly executed by the Sellers;

            (i)    A completed and executed Groundwater Hazard Statement and a Declaration of Value.

            5.2.2    In the event of a Stock Purchase:

            (a)   one or more certificates representing the Shares, duly endorsed (or accompanied by duly executed irrevocable stock powers) for transfer to Buyer;

            (b)   physical possession of the Sisters Assets capable of passing by delivery to Buyer with the intent that title to such Sisters Assets shall pass by and upon delivery to Buyer; and

            (c)   one more Warranty Deeds, conveying the Land and Buildings (but reserving the Cemetery Easement), duly executed by the Sisters as its interests may appear.

            (d)   a completed and executed Groundwater Hazard Statement and a Declaration of Value.

            5.2.3    In the event of an Asset Sale or a Stock Purchase:

            (a)   a certificate executed by the President and Secretary of each Seller, dated as of the Closing Date, certifying that the conditions to be fulfilled by it as set forth in Article 12 have been fulfilled;

            (b)   a certificate issued by the Secretary of State of the State of Iowa indicating that each of the Sellers is in good standing, dated as of a date no earlier than five business days prior to the Closing;

            (c)   a copy of the resolutions of the Board of Trustees and members (to the extent necessary) of each of the Sellers, approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby, duly certified by an appropriate officer;

            (d)   the Sports Fields Lease, duly executed by the Sisters, if Buyer has elected to enter into the Sports Fields Lease;

            (e)   the Regis Hall Lease, duly executed by the Sisters;

            (f)    a "bring-down" certificate executed by each of the Sellers, certifying the accuracy of its representations and warranties as of the Closing Date; and

            (g)   a cancellation of the existing lease between the University and the Sisters for the use of the Land and Buildings.

            (h)   evidence, reasonably satisfactory to Buyer, that the Sellers have acquired all such policies of insurance as may be necessary or appropriate to the fulfillment of the Seller's obligations hereunder.

            (i)    one or more duly executed releases signed by the holders of any debt obligation of the University or the Sisters that is secured by any of the Assets acknowledging that such debts have been satisfied in full and that all related security interests in any Assets have been released.

            (j)    wiring instructions executed by the Sisters authorizing that a portion of the cash component of the Purchase Price be used to pay the following Excluded Liabilities and a satisfaction and release with respect to each such Excluded Liability and any security interest related thereto in a form reasonably acceptable to Buyer duly executed by the holder of such Excluded Liability:

                (i)  payment in full of the principal and interest and all other amounts outstanding under the University's existing promissory note to Clinton National Bank, in the approximate amount of Three Million Three Hundred Thousand Dollars ($3,300,000), which amount is secured by certain real property owned by the Sisters;

               (ii)  payment of the intrafund loan from the University General Fund to the Permanently Restricted Fund in the amount finally established by the Board of Trustees of the University and confirmed by an independent auditing firm;

              (iii)  payment in full of all amounts outstanding under the University's line of credit from Clinton National Bank, which amount relates to the expenses of the Fall 2004 Semester and is secured by certain assets of the University; and

              (iv)  payment in full of the principal and interest and all other amounts outstanding on the IHELA bonds.

            (k)   An Assignment of the Springdale Cemetery Company Lease including the consent of the landlord.

            (l)    Assignment by the Franciscan University of Stubenville of the Settlement Agreement with the University over the use of the name of the University.

            (m)  Termination of that certain Agreement between the Franciscan University and Quincy University dated August 29, 2003.

        5.3    Deliveries by Buyer at Closing.    At the Closing, the following deliveries will be made to the Sellers by Buyer, in the event of an Asset Purchase or a Stock Purchase:

          (a)   a certificate executed by the President and Secretary of Buyer, dated as of the Closing Date, certifying that the conditions to be fulfilled by it as set forth in Article 11 have been fulfilled;

          (b)   the Purchase Price and all related documentation;

          (c)   the Sports Fields Lease, duly executed by Buyer, if Buyer has elected to enter into the Sports Fields Lease;

          (d)   the Regis Hall Lease, duly executed by Buyer;

          (e)   a "bring-down" certificate duly executed by Buyer, certifying that the representations and warranties of Buyer are accurate as of the Closing Date;

          (f)    a copy of the resolutions adopted by the board of directors and shareholders (if necessary), approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby, duly certified by an appropriate officer.

        5.4    Further Assurances.    At any time or from time to time after the Closing, at Buyer's request and without further consideration, each of the Sellers shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets or the Shares, as the case may be, and, to the fullest extent permitted by law, to put Buyer in actual possession and operating control of the Business and the Assets or the Shares, as the case may be, and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause each of the Sellers to fulfill its obligations under this Agreement and the Transaction Documents.

 ARTICLE 6
DUE DILIGENCE AND COMPLETION OF SCHEDULES

        6.1    Buyer's Due Diligence Investigation.    Buyer's due diligence investigation shall be divided into two phases, as follows:

          (a)   Phase I Due Diligence.    Buyer shall have until the date hereof to complete the first phase of its due diligence investigation ("Phase I"), which shall include (subject to Buyer's future additional requests for documentation) review of the following which shall be delivered and/or made available (as determined by Buyer) to Buyer by the University (or from the Sisters if specifically so designated below or in the request) with respect to the University and its Subsidiaries, if any:

              (i)  All audited financial statements for the years 2003, 2002, 2001 and 2000 and the 2004 year-to-date unaudited financials.

             (ii)  Tax returns for the years 2003, 2002, 2001 and 2000.

            (iii)  Copies of bank statements for the year 2004 to date and all bank statements for 2003, 2002, 2001, and 2000.

            (iv)  All Department of Education and national and regional accreditation certificates from the United States, licenses and all written correspondence with such bodies for the period from 2000 to present date.

             (v)  Copies of all financial debt agreements.

            (vi)  Copies of all leases.

           (vii)  Copies of all Material Contracts and all contracts that involve obligations (contingent or otherwise) of, or payments to, the University in excess of $10,000 during the term of the contract.

          (viii)  Copies of all benefits plans.

            (ix)  Copies of all materials pertaining to intellectual property owned or licensed by the University and used in (or relevant to) the Business.

             (x)  Copies of all litigation documents for the last past five (5) years, including current and pending (or threatened) litigation.

            (xi)  Access to student files to the extent permitted under the Family Educational Rights and Privacy Act.

           (xii)  Copies of all curricula for all courses offered by the University.

          (xiii)  Access to admission files.

          (xiv)  Access to faculty personnel files.

           (xv)  Access to IT department files.

          (xvi)  Copies of the last five years insurance policies and the last five years claims history.

         (xvii)  Access to personnel files.

        (xviii)  Copies of promotional and advertising materials for the University.

          (xix)  All documents setting forth the policies and procedures of the University pertaining to students, including, but not limited to, (A) course lists, (B) student handbook, (C) catalog, (D) annual security report containing crime statistics, (E) application for enrollment and policies and procedures pertaining thereto, and (F) application for financial aid and policies and procedures pertaining thereto.

           (xx)  Copies of all annual reports provided to or filed with the Iowa College Student Aid Commission for the last three years.

          (xxi)  Copies of all registration materials and disclosures made to the Iowa Secretary of State, if any, for the last three years.

         (xxii)  Copies of all agreements with the Iowa College Student Aid Commission that are currently in force and effect.

        (xxiii)  All annual reports provided to the United States Department of Education for the last three years.

        (xxiv)  To the extent not already requested, copies of all reports within the last three years provided to state or federal agencies as required by the Iowa College Student Aid Commission, the Iowa Secretary of State and the United States Department of Education.

          (xxv)  Copies of all correspondence from state or federal agencies or authorities, during the last three years, which correspondence indicate or allege that the University is or was not in compliance with any law or regulation.

        Buyer's execution of this Agreement shall be its certification that it has obtained satisfactory access to all such Phase I documentation and that any contingencies related to the Phase I due diligence items have been satisfactorily resolved or any deficiencies have been noticed in writing to the Sellers. Notwithstanding the foregoing, the Buyer's satisfaction of the contingencies is subject to the completion of the Schedules and Exhibits described in Section 6.3 to the satisfaction of the Buyer as provided for therein.

          (b)   Phase II Due Diligence.    After this Agreement is signed, Buyer shall have until January 15, 2005 to complete the second phase of its due diligence investigation ("Phase II") on the following matters and with respect to the following documents to be supplied by the Sisters and the University:

              (i)  Title policies or abstracts for all real property to be acquired by Buyer hereunder.

             (ii)  Copies of any and all correspondence, reports, investigations, complaints, requests for information, permits or other materials regarding environmental matters, at or about the real property to be acquired by Buyer hereunder, including but not limited to Phase I or Phase II Environmental Site Assessments, asbestos surveys, lead paint surveys, lead in drinking water surveys, and radon surveys.

            (iii)  Copies of any and all surveys, plot plans and other information regarding the real property to be acquired by Buyer hereunder.

            (iv)  A draft, completed Iowa groundwater hazard statement.

             (v)  A list of any known environmental concerns on or about the real property to be acquired by Buyer hereunder, including but not limited to, institutional controls and/or engineering controls related to such real property.

            (vi)  Any mechanical, electrical, plumbing, structural, asbestos and similar studies or reports with respect to the real property that are in possession of the University or the Sisters.

           (vii)  Proof of compliance with all applicable zoning regulations for the University and its operations.

          (viii)  Receipt of the unaudited financials of the University and its subsidiaries, if any, for the most recently audited full academic fiscal year.

        During Buyer's Phase II due diligence investigation, Buyer shall order, at its cost, additional reports on the items described in Sections 6.1(b)(i) to (iv) in order to complete its due diligence investigation. The University and the Sisters (where applicable for those items listed in Sections 6.1(b)(i) to (iv)) shall nevertheless deliver or make available this documentation to Buyer immediately upon execution hereof notwithstanding the fact that Buyer shall have until January 15, 2005 to approve or waive any contingencies related to its Phase II due diligence investigation. The Sellers shall provide Buyer and its representatives with access to the real property to be acquired by Buyer hereunder and any and all requested records for the purpose of Buyer's due diligence investigation, and shall cooperate fully with Buyer and its representatives in performing such due diligence investigation.

        Buyer's consummation of the transactions contemplated in this Agreement at Closing shall be its certification that it has obtained satisfactory access to all such Phase II documentation and that any contingencies related to the Phase II due diligence items have been satisfactorily resolved or any deficiencies have been noticed in writing to the Sellers.

        6.2    Confidentiality.    All confidential information obtained by Buyer's representatives in the course of their investigations of each Seller, whether obtained before or after the date of this Agreement (the "Evaluation Material"), will be kept strictly confidential, and will not be disclosed to any third party (except for third parties that are instructed to abide by the confidentiality agreement between Buyer and Sellers) unless this transaction is consummated or such information is or becomes publicly available through no fault of Buyer or its representatives.

        6.3    Completion of Schedules and Exhibits.    Buyer and the Sellers acknowledge that the schedules to this Agreement, including, without limitation, the Disclosure Schedule (collectively, the "Schedules") and the exhibits to this Agreement (collectively, the "Exhibits"), will not be completed prior to the execution and delivery hereof. Each of the Sellers agrees that, following the execution and delivery of this Agreement, the Sellers shall complete and submit all of the Schedules and Exhibits to Buyer for its review on or prior to the 20th day following the date on which this Agreement is executed and delivered by Buyer and each of the Sellers (the "Delivery Date"). Upon Buyer's receipt and review of the Schedules, Buyer and the Sellers shall negotiate in good faith so that the Schedules shall be in such form and substance as is mutually agreeable to Buyer and the Sellers on or before the 21st day following the Delivery Date.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as otherwise set forth in a disclosure schedule (the "Disclosure Schedule") delivered to Buyer in accordance with Section 6.3, the University and the Sisters hereby, to the extent a provision hereinafter so requires, represent and warrant to Buyer as follows:

        7.1    Organization; Authority; Due Authorization; Good Standing and Capital Stock.    The University is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted and as presently contemplated to be conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties or operations requires such qualification or licensing. The Sisters is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted and as presently contemplated to be conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties or operations requires such qualification or licensing.

        Solely in the event of a Stock Purchase, the Sisters represent and warrant to Buyer that (a) the authorized capital stock of the University, as of the Closing Date, will consist solely of one thousand (1,000) shares of common stock, no par value per share, of which only the Shares will be issued and outstanding; (b) the Shares will be duly authorized, validly issued, fully paid and nonassessable; (c) the Sisters will own the Shares, beneficially and of record, free and clear of all Liens; (d) there will be no outstanding options, warrants or other rights to purchase any shares of the University's capital stock; and (e) the delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 5.2.2 will transfer to Buyer good and valid title to the Shares, free and clear of all Liens.

        7.2    Authority to Execute and Perform Agreements.    The University and the Sisters have all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all Ancillary Agreements (collectively, the "Transaction Documents") and to perform fully the University's and the Sisters' obligations hereunder and thereunder.

        7.3    Due Authorization, Enforceability.    Each of the Sellers has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein. The University and the Sisters have authorized the execution, delivery, and performance of this Agreement and the other Transaction Documents and each of the transactions and agreements contemplated hereby and thereby with regard to their respective interests, obligations and undertakings. No other corporate action is necessary to authorize such execution, delivery and performance of the Transaction Documents, and upon such execution and delivery each of the Transaction Documents shall constitute the valid and binding obligation of the University and the Sisters, enforceable against the University and the Sisters in accordance with the terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

        7.4    No Violation.    Neither the execution nor delivery by the University nor the Sisters of this Agreement or any of the Schedules or Exhibits hereto nor the consummation of the transactions contemplated herein or therein will knowingly: (a) violate any provision of the Articles of Incorporation, bylaws or other charter documents of the University or the Sisters; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any Contract; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any Material Contract; (d) result in the creation or imposition of any lien or other encumbrance upon any of the assets of the University or the Sisters; (e) violate or require any consent or notice under any law or order to which the University or the Sisters is subject; or (f) violate any permits or licenses of the University or the Sisters.

        7.5    Regulatory Approvals and Other Consents.    Section 7.5 of the Disclosure Schedule sets forth, to the best of the Seller's knowledge, a complete and accurate description of each consent, approval, authorization, notice, filing, exemption or other requirement, whether or not prescribed by the Articles of Incorporation, by-laws or other charter document of the University and the Sisters, whether prescribed by law or administrative rule or order, or whether required pursuant to the terms of any contract, which must be obtained from any Person or which must otherwise be satisfied by the University and the Sisters in order that (i) the execution and delivery by the University and the Sisters of this Agreement or any Schedules or Exhibits hereto and (ii) the consummation of the transactions contemplated herein and therein will not cause any breach of the representations and warranties contained in Article 7. Each such consent, approval, authorization or other requirement will be obtained or satisfied prior to the Closing.

        7.6    Financial Condition/Financial Statements.    Section 7.6 of the Disclosure Schedule sets forth the audited consolidated balance sheets of the University as of May 31, 2004, 2003, 2002 and 2001, the unaudited consolidated balance sheets of the University for the most recent interim period, as the case may be, and the related consolidated statements of financial position and the related statements of changes of financial position or cash flows for the twelve month periods then ended, audited or reviewed by the University's independent certified public accountants, whose reports thereon are included therewith. Said financial statements (a) were prepared in accordance with the books and records of the University; (b) were prepared in accordance with generally accepted accounting principles consistently applied; (c) fairly present the University's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; and (d) include the accrual of all unpaid Employment Related Liabilities.

        7.7    No Undisclosed Liabilities.    Except for (i) those liabilities specifically accrued or reserved against on the University's balance sheet, (ii) those current liabilities for trade or business obligations incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the business and consistent with past practices, (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement) (iii) those liabilities arising under any contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those liabilities otherwise specifically disclosed in Section 7.7 of the Disclosure Schedule, the University has, as of the date hereof, no direct or indirect indebtednesses, liabilities (including, without limitation, all employment-related liabilities), claims, losses, damages, deficiencies, obligations or responsibilities, known or suspected, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business or operations of the University.

        7.8    Compliance with Laws, Governmental Matters.

            7.8.1    General.    The University has in all material respects complied with, and is now in all material respects in compliance with, all laws and orders applicable to the University or its assets or the operation of its Business, and, at time of Closing, no unbudgeted capital expenditures are required in order to insure continued compliance therewith; Section 7.8.1 of the Disclosure Schedule sets forth each Permit, together with its date of expiration; except for the Permits already held by the University as disclosed in Section 7.8.1 of the Disclosure Schedule, no other franchise, license, permit, order or approval of any governmental authority is material to or necessary for the conduct of the Business as previously conducted during the twelve (12) month period prior to the date hereof and as presently conducted; each Permit is in full force and effect; the University is now and has at all times in the past been in all material respects in full compliance with each such Permit, no violations are or have in the last five (5) years been recorded by any governmental authority in respect of any such Permit, and no proceeding is pending or, threatened to revoke, amend or limit any such Permit; there are no known pending or threatened proceedings by or before any governmental authority which involves new special assessments, assessment districts, bonds, taxes, condemnation actions, laws or orders or similar matters which, if instituted, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business or prospects of the Business or the value or utility of the Assets.

            7.8.2    Environmental and Industrial Hygiene Compliance.    Except as disclosed in Section 7.8.2 of the Disclosure Schedule and to the best knowledge of the University and the Sisters, (a) none of the Sellers nor any of the assets used in the Business has ever been or is now in any material respect in violation of any applicable environmental laws or orders; (b) none of the Sellers nor any third party hired by it has, prior to the date hereof, ever used, generated, manufactured, treated, stored or disposed of on, under or about the premises of the University or transported to or from the premises of the University any Hazardous Materials; (c) each of the Sellers has obtained and now holds all permits, licenses and other authorizations which are required to be held by it under all applicable environmental laws and orders; (d) each of the Sellers is in compliance in all material respects with all terms and conditions of any and all required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or required by all applicable environmental laws and orders, and any notice or demand letter issued, entered, promulgated or approved thereunder; (e) no past or present events or conditions interfere with or prevent continued material compliance by the any Seller with, or give rise to any material present or potential legal, common law or statutory liability of any Seller under, any applicable environmental law or order; (f) there is no pending civil or criminal litigation, notice of violation or administrative proceeding involving any of the Sellers and relating in any way to any environmental law or order (including notices, demand letters or claims under the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 300f-300j-26), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended), other than rule-making proceedings, if any; and (g) there has been no direct disposal by any Seller of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under CERCLA or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state or foreign law. For purposes of this Section 7.8.2, "Hazardous Materials" means any chemical, compound, mixture, substance, material, condition or waste that is hazardous to human health, safety, or the environment due to its radioactivity, ignitability, corrosivity, flammability, toxicity or properties including but not limited to (i) substances now or at any time hereafter defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq. or RCRA, as the same may be amended from time to time, or in the regulations adopted and publications promulgated pursuant to said laws from time to time, (ii) those substances now or at anytime hereafter defined "hazardous substances" in Iowa Code Section 455B.381, as the same may be amended from time to time, or in the regulations adopted and publications promulgated pursuant to said laws from time to time, (iii) petroleum, (iv) PCB, and (v) asbestos in any form.

        7.9    Litigation.    Except as set forth in Section 7.9 of the Disclosure Schedule, there is no litigation, action, suit, proceeding or investigation (collectively, "Actions") presently pending against either Seller or affecting its assets, property or Business, nor does either Seller have any knowledge of any Actions threatened against it or affecting its properties or restricting or prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Section 7.9 of the Disclosure Schedule sets forth an accurate and complete description of every known pending or threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting the University, and with respect to the Land and Buildings, the Sisters, the Business or the Assets. The University and the Sisters have delivered to Buyer copies of all relevant court papers and other documents relating to the matters referred to in Section 7.9 of the Disclosure Schedule. Except as disclosed in Section 7.9 of the Disclosure Schedule:

          (a)   no such matter or matters, if decided adversely to the University or the Sisters, could reasonably be expected to adversely affect the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the University, or the value or utility of the Assets or the other assets of the University;

          (b)   the University is not in default with respect to any order by which it is bound or to which its property is subject and there exists no order enjoining or requiring the University or the Sisters to take any action of any kind with respect to the Business or the Assets;

          (c)   neither the University nor the Sisters nor any current officer, director or employee of the University or the Sisters, has been permanently or temporarily enjoined by any order from engaging in or continuing any conduct or practice in connection with the Business or the Assets; and

          (d)   no basis exists for any claim, investigation, suit or proceeding which, if decided adversely to the University or the Sisters, could reasonably be expected to have an adverse effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the University or the value or utility of the Assets.

        7.10    University's Personal Property.

            7.10.1    Tangible Personal Property.    Section 7.10.1 of the Disclosure Schedule sets forth, as of the date hereof, (i) a description, including the location, of each item of the tangible personal property owned by the University having either a depreciated book value or estimated fair market value per unit in excess of $5,000, or not owned by the University but in the possession of the University or used in the Business and having rental payments therefor in excess of $5,000 per year; and (ii) a description of the owner of, and any contract or other agreement relating to the use of each such item of tangible personal property not owned by the University and the circumstances under which such property is used. Except as disclosed in Section 7.10.1 of the Disclosure Schedule as of the date hereof:

            (a)   the University has good and marketable title to each item of tangible personal property, free and clear of all Liens except for liens, if any, for personal property taxes not due and liens of repairmen or bailees or other similar liens incurred in the ordinary course of business in respect of obligations which are not overdue, and all leaseholds in tangible personal property leased by the University as lessee are good and transferable; and

            (b)   the operation of each item of the tangible personal property during the twelve (12) month period prior to the date hereof, as presently conducted and as proposed to be conducted is not in any material respect in violation of any applicable building code, zoning ordinance or other law including, without limitation, applicable environmental protection and occupational health and safety laws and regulations.

            (c)   during the past three (3) years, there has not been any significant interruption in the operations of the University due to inadequate maintenance of any item of tangible personal property.

            7.10.2    Intangible Personal Property.    Section 7.10.2 of the Disclosure Schedule sets forth, as of the date hereof, (i) a true and accurate identification of each registered fictitious business name, trademark, service mark, trade name and slogan, and each registration and registration application for any of the foregoing, constituting a part of the intangible personal property of the Business; (ii) a true and complete schedule of each registered copyright, and each registration and application therefor constituting a part of the intangible personal property; (iii) a true and complete schedule of each patent and patent application, registered industrial design and description of any material technical information, documentation or manuals currently used in the Business; (iv) each item of material "software" (which is not comprised of desktop applications generally commercially available to third parties for lease fees of less than $1,000 per license) and associated documentation constituting a part of the intangible personal property; and (v) a true and complete list of each contract or other agreement to which the University is a party with respect to the Business either as licensee or licensor or otherwise relating to any item of the intangible personal property. Except as indicated in Section 7.10.2 of the Disclosure Schedule, as of the date hereof:

            (a)   the University is the owner of all right, title and interest in and to each item of the intangible personal property, free and clear of all liens and other encumbrances;

            (b)   all patents, copyrights and other state and federal registrations and all applications therefor listed in Section 7.10.2 of the Disclosure Schedule are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within ninety (90) days after the date hereof,

            (c)   there are no known pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving the University concerning any item of intangible personal property, and no such action, proceeding, dispute or disagreement is threatened;

            (d)   the University has the right and authority to use each item of the intangible personal property in connection with the conduct of the Business; such use did not and will not knowingly conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, and the University has not knowingly infringed and is not now knowingly infringing any proprietary right belonging to any other Person; and

            (e)   the University have taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

        7.11    Agreements.    Section 7.11 of the Disclosure Schedule sets forth a true and correct list of each contract and other agreement now in effect except (i) any contract or other agreement which is specifically identified elsewhere in the Disclosure Schedule or which would be required to be disclosed therein but for specific exemptions contained therein; (ii) purchase or sales orders made in the ordinary course of business and not involving a commitment for a duration greater than one year or an aggregate amount in excess of $10,000; and (iii) any other contract or other agreement made in the ordinary course of business and not providing for a duration in excess of six months or involving aggregate payments or potential liabilities in excess of $10,000 for such six (6) months. Except as disclosed in Section 7.11 of the Disclosure Schedule, as of the date hereof:

          (a)   to the best of University's knowledge, each contract is the valid and binding obligation of the other contracting party, enforceable in all material respects in accordance with its terms against the other contracting party and is in full force and effect, and all rights of the University thereunder are owned free and clear of any lien or other encumbrance;

          (b)   no event has occurred or condition exists that, with due notice or lapse of time or both, would constitute a default under any contract;

          (c)   no other contracting party to any contract is now in material breach thereof or has breached the same in any material respect within the twelve-month period prior to the date hereof, there is no anticipated material breach thereof by any such party; and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any written disagreements or disputes between the University and any other party to any contract relating to the validity or interpretation of such contract or to the performance by any party thereunder that has been disclosed to University in writing;

          (d)   the University has fulfilled all material obligations required pursuant to each Contract to have been performed by it prior to the date hereof, and the University has no reason to believe, as of the date of Closing, that the University would not be able to fulfill, when due, all of its obligations under each contract which remain to be performed after the date hereof,

          (e)   the University has not received any notice that any party to any contract intends to cancel or terminate any such contract or to exercise or not to exercise any option or extension right thereunder;

          (f)    the University is not a party to, nor bound by, any contract or other agreement or any provision of its respective Articles of Incorporation or By-laws which (i) restricts the conduct of its Business anywhere in the world or (ii) contains any unusual or burdensome provisions which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of University, or the value or utility of the Assets;

          (g)   the contracts include all of the contracts and agreements necessary for the conduct of the Business as conducted during the twelve-month period prior to the date hereof, as presently conducted by the University and as proposed to be conducted as of the date of Closing, and include substantially all of the contracts and other agreements actually in force during the twelve-month period prior to the date hereof, and

          (h)   except as contemplated in this Agreement, the University has not engaged in the past six months (i) in any substantive discussion with any Person or Persons in connection with, or in any manner encourage a merger or other business combination transaction involving University, or the assets of the University or any interest therein (directly or indirectly) other than non-essential or excess assets sold in the ordinary course of business, with any other person or entity, or any financing in connection with any of the foregoing, or provide any information to any other person or entity in connection therewith, or (ii) disclosed to any other person (other than the directors of the University, their counsel and financial advisors, all of whom shall also maintain the confidentiality thereof) the contents of this Agreement or the existence and terms or status of any proposals, negotiations or offers with or by Buyer, or (iii) operated the Business other than in the ordinary course of business.

        7.12    Labor and Employment Matters.    Section 7.12 of the Disclosure Schedule sets forth a true and current list of all of the labor agreements with any labor organization representing or purporting to represent any employees of the University now in effect. Section 7.12 of the Disclosure Schedule also includes a true and complete schedule listing the names, total annual compensation, total accrued vacation and other fringe benefits of each person employed by the University with respect to the Business presently receiving compensation aggregating in excess of $5,000 per year.

            7.12.1    Except as disclosed in Section 7.12.1 of the Disclosure Schedule, as of the date hereof:

            (a)   all employees of the University are employees at will or for a definite term.

            (b)   there are no labor disputes pending or, threatened against the University with respect to the Business. The University has not experienced any labor dispute, strike, picketing, handbilling, work slowdown, work stoppage or other concerted labor difficulty at any time from and after January 1, 2003.

            (c)   no application or petition for certification of a collective bargaining agent is pending and none of the employees of the University are or have been represented by any union or other bargaining representative and no union has attempted to organize any group of the University's employees, and no group of the University's employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining.

            7.12.2    Compliance With Labor Laws and Agreements.    Except as disclosed in Section 7.12.2 of the Disclosure Schedule, as of the date hereof:

            (a)   no charge or complaint of employment discrimination against the University related to the Business or their subsidiaries is pending or threatened before the Equal Employment Opportunity Commission or any other federal, state, or local agency, court or tribunal;

            (b)   no charge or complaint against the University related to the Business is pending or threatened for payment of wages or other benefits under the Fair Labor Standards Act, as amended, or under any similar state or local employment standards law;

            (c)   no charge or complaint against the University related to the Business or is pending or threatened before the Occupational Safety and Health Administration or any similar state or local agency;

            (d)   there is no complaint or action against the University related to the Business by any current or former employee of the University, including, but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge, or breach of a duty of good faith and fair dealing in the employment relationship is pending before any federal, state or local agency, court or tribunal;

            (e)   there are no pending claims against the University related to the Business for workers' compensation, unemployment insurance, or disability benefits under federal, state, or local law; or

            (f)    as of the Closing Date, the University will have withheld all amounts required by currently applicable law or by written agreement to be withheld from the wages, salaries and other payments to its employees involved in the Business.

        7.13    Pension and Benefit Plan.    Section 7.13 of the Disclosure Schedule sets forth a correct and complete list of the pension plans and welfare plans that the University and its ERISA affiliates maintain, as of the date hereof. Except as disclosed in Section 7.13 of the Disclosure Schedule, as of the date hereof:

          (a)   Each ERISA plan conforms in all material respects to all applicable laws, including ERISA and the Code. All material notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service and the U.S. Department of Labor;

          (b)   the University and its ERISA affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all ERISA plans, and will, by the Closing Date, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing Date under all such plans;

          (c)   No ERISA plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA plans, any such trust,

  or any party dealing with such ERISA plans or any such trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

          (d)   There are no actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened; and

          (e)   True, correct and complete copies of the following documents, with respect to each of the ERISA plans, have been made available to Buyer:

              (i)  Each ERISA plan document.

             (ii)  The most recent summary plan description of each ERISA plan for which a summary plan description is required under ERISA and summaries of material modifications thereto.

            (iii)  All instruments under which the assets of any ERISA plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

            (iv)  The two most recent Forms 5500, 5500-C or 5500-R for each ERISA plan for which such filing is required, with all attachments and schedules thereto.

             (v)  The two most recent annual financial statements for each ERISA plan, if not included with such Form 5500 (5500-C or 5500-R); and

            (vi)  With respect to each ERISA plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501 (a) of the Code).

        7.14    Insurance.    Section 7.14 of the Disclosure Schedule sets forth a true and correct list of all policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of the University and the Sisters specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000. Such policies and binders are in full force and effect. There are no outstanding unpaid claims under any such policy or binder. Neither the University nor the Sisters has received any notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance. In the last five years neither the University nor the Sisters has ever been refused any insurance with respect to its properties or operations, nor has its insurance coverage ever been limited. Neither the University nor the Sisters is aware of any facts which, if known to any such insurer, may result in a cancellation or termination of any such policy or binder. The rating of the insurance companies insuring all of the policies is not less than BB+.

        7.15    Full Disclosure.    The University has heretofore made all of its books and records available to Buyer for its inspection and has heretofore delivered to Buyer copies of all agreements and documents referred to in the Disclosure Schedule. All documents and other papers delivered to Buyer by or on behalf of the University in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. Furthermore, the information furnished to Buyer by or on behalf of the University in connection with this Agreement and the transactions contemplated herein does not to the knowledge of the University, contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no known fact which the University has not disclosed to Buyer in writing which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of the University, the value or utility of its Assets or the ability of the University to consummate the transaction contemplated herein.

        7.16    Compliance with the Department of Education and Other Applicable Governmental Rules.    The University has complied in all material respects (i.e., which would not result in a penalty, debarment or repayment liability) with the Department of Education Rules during the University's ownership of the Business with respect to receipt of Title IV funds for its students and has complied with all applicable rules and compliance standards. None of the Title IV funds have been disbursed in violation of the laws and regulations pertaining to such funds prior to the Closing.

        7.17    Tax Matters.

          (a)   The University has filed all tax returns that it was required to file, such tax returns were correct and complete in all material respects, and all taxes owing have been paid (whether or not showing on such tax returns).

          (b)   The University has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (c)   There are no outstanding liens for taxes upon the assets of the University.

          (d)   The University has not received any written notice of deficiency or assessment from any taxing or other governmental authority with respect to income taxes or any written notice of material deficiency or assessment from any taxing or other governmental authority concerning any taxes nor any material audit by any taxing or other governmental authority concerning any other taxes.

          (e)   During the last five (5) years, no written notice has been received by the University from an authority in a jurisdiction where the University does not file tax returns that it is or may be subject to taxation by that jurisdiction.

          (f)    The University has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

          (g)   The Sisters hold all necessary and appropriate exemptions as a non-profit entity for federal and state tax purposes and all such exemptions are valid.

        7.18    Real Property.

          (a)   Section 7.18(a) of the Disclosure Schedule lists all real property owned by the University (the "Owned Property") and all real property that the University holds under a lease or sublease with the Sisters (the "Leased Property"). The University have delivered to Buyer correct and complete copies of the leases and subleases listed in Section 7.18 of the Disclosure Schedule. Each lease and sublease listed in Section 7.18 of the Disclosure Schedule is, in the opinion of the University, legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a Material Adverse Effect on the University's use of the real property covered by such lease or sublease in the ordinary course of business. No lessor under any of the leases set forth on Section 7.18(a) of the Disclosure Schedule has taken action in respect of any lease or threatened to terminate any lease before the expiration date specified in such lease. The Leased Property and the Owned Property constitutes all real property used by the University in the conduct of the Business, there is no known pending or threatened condemnation, eminent domain or similar proceeding with respect to any real property occupied by or owned by the University. To the best of the University's knowledge, each real property occupied by the Sisters is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable foreign, federal, state and local laws and regulations. All Owned Properties and Leased Properties have received all required approvals of governmental authorities (including, without limitation, permits and a certificate of occupancy or other similar certificate permitting lawful occupancy thereof) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

          (b)   Section 7.18(b) of the Disclosure Schedule lists all the real property owned by the Sisters that is being sold to the Buyer (the "Sister-Owned Property"), consisting of approximately 17.397 acres of real property and nine buildings. The Sisters have delivered to Buyer correct and complete copies of the leases and subleases listed in Section 7.18(b) of the Disclosure Schedule. Each lease and sublease listed in Section 7.18(b) of the Disclosure Schedule is, in the opinion of the Sisters, legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a Material Adverse Effect on the Sisters' use of the real property covered by such lease or sublease in the ordinary course of business. No lessor under any of the leases set forth on Section 7.18(b) of the Disclosure Schedule has taken action in respect of any lease or threatened to terminate any lease before the expiration date specified in such lease. The Leased Property and the Owned Property constitutes all real property used by the Sisters in the conduct of the Business, there is no known pending or threatened condemnation, eminent domain or similar proceeding with respect to any real property occupied by or owned by the Sisters. To the best of the Sisters' knowledge, each real property occupied by the Sisters is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable foreign, federal, state and local laws and regulations. All Owned Properties and Leased Properties have received all required approvals of governmental authorities (including, without limitation, permits and a certificate of occupancy or other similar certificate permitting lawful occupancy thereof) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

        7.19    Brokers.    The Sellers shall fully discharge all of their respective obligations to brokers and finders engaged by them which in any way relate or pertain to the transactions contemplated by this Agreement and the other Transaction Documents.

        7.20    Subsidiaries.    Except as set forth in the Disclosure Schedule, the University has no subsidiaries and no interests or investments in any partnership, trust or other entity or organization.

        7.21    Absence of Certain Developments.    Since the Balance Sheet Date, there has been no (i) Material Adverse Change in the condition, financial or otherwise, of the University or its assets, liabilities, properties, or business or prospects, (ii) Material Loss, destruction or damage to any property of the University, whether or not insured, (iii) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (iv) labor trouble involving the University or any material change in its personnel or the terms and conditions of employment, (v) known waiver of any valuable right, whether by contract or otherwise, (vi) loan or extension of credit to any officer or employee of the University, (vii) change in accounting methods, principles or practices used in preparing the University's financial statements (viii) acquisition or disposition of any material assets (or any contract or arrangement therefore), or any other material transaction by the University otherwise than for what is in the University's opinion fair value in the ordinary course of business; (ix) increase in or incurrence of a material liability; (xii) incurrence of material liens or other encumbrances on the Assets; (xiii) failure to satisfy an obligation or a default or breach under a material obligation; (xiv) increase in employee compensation; (xv) any increase in capital expenditures in excess of $5,000 individually or $10,000 in the aggregate.

        7.22    Condition of Properties.    All material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the University and the Sisters in the Business are in reasonable operating condition and repair in relationship to their reasonable useful life.

        7.23    Illegal or Unauthorized Payments; Political Contributions.    The University has not, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the University.

        7.24    Liabilities on Assets Acquired.    Section 7.24 of the Disclosure Schedule lists the liabilities that encumber the Assets.

        7.25    Suppliers.    To the best of its knowledge, Section 7.25 of the Disclosure Schedule lists the names of all suppliers of merchandise and/or services for the University within the last twelve (12) months in excess of Ten Thousand Dollars ($10,000.00).

        7.26    Distributed Funds.    Except as set forth on Section 7.26 of the Disclosure Schedule, to the best of its knowledge the University has not used any temporary or recently restricted funds to fund unrestricted operations of the University or for any other unauthorized or non-permitted use that is contrary to the restricted nature of such funds. Furthermore, the transfer of the restricted funds as contemplated by this transaction shall not result in any liability to the Buyer.

        7.27    Material Facts.    This Agreement, the Schedules and the Exhibits and the other agreements, documents, certificates or written statements furnished or to be furnished to the Buyer through the Closing Date by or on behalf of the University and the Sisters in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the University or the Sisters that has not been disclosed herein or would otherwise be reasonably expected to have a Material Adverse Effect. The materials, information and projections presented to Buyer have been prepared in a good faith effort by the University and the Sisters to describe the University's present and proposed, operations neither the University nor the Sisters is aware of any materially misleading statement or omissions therein.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Sellers as follows:

        8.1    Due Formation.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

        8.2    Authority to Execute and Perform Agreements.    Buyer has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform fully its obligations hereunder and thereunder.

        8.3    Due Authorization.    Buyer has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and all other Transaction Documents and to consummate the transactions contemplated herein and therein. This Agreement is, and as of the Closing Date, such other Transaction Documents will be, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

        8.4    No Violation.    Neither the execution and delivery of this Agreement nor any of the other Transaction Documents nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of the Certificate of Incorporation with a resulting Material Adverse Change or a Material Loss; (b) violate, conflict with, or constitute a default under any contract or other lease agreement or other instrument to which Buyer is a party or by which Buyer or its property is bound with a resulting Material Adverse Change or a Material Loss; (c) require the consent of any party to any Material Contract or other agreement to which Buyer is a party or by which its property is bound; or (d) violate any laws or orders to which Buyer or its property is subject with a resulting Material Adverse Change or a Material Loss.

        8.5    Regulatory Approvals.    All consents, approvals, authorizations and other requirements prescribed by any law or order which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery by Buyer of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated in this Agreement will be obtained and satisfied prior to the Closing.

        8.6    No Broker.    Except for Robert Peck, no broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer. Buyer shall fully discharge all obligations to brokers or finders engaged by Buyer to raise capital to consummate the transactions which are the subject of his Agreement.

        8.7    Sufficient Funds.    That it has, or will have obtained prior to Closing a binding commitment from a qualified financial institution or investor to provide the funds necessary to consummate the transactions contemplated in this Agreement once all of the conditions to closing have been satisfied.

ARTICLE 9
COVENANTS AND AGREEMENTS OF SELLER

        9.1    Conduct of Business.    University agrees that from the date hereof to the Closing Date, University will conduct the Business in the ordinary course and substantially in the manner in which it is presently conducted. University shall not attempt to collect the University's receivables other than in the ordinary course of business and shall not provide any discounts, other than as ordinarily provided, to the University's debtors in order to collect such receivables.

            9.1.1    University shall not (without the prior written consent of Buyer):

            (a)   incur any indebtedness except in the ordinary course of business;

            (b)   pay or commit to pay any bonus to any officer, director, employee, sales representative, agent or consultant or grant or commit to grant to any officer, director, employee, sales representative, agent, consultant or affiliate any other increase in, or additional, compensation in any form;

            (c)   enter into, institute, adopt or materially amend or commit to enter into, institute, adopt or materially amend any material employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust fund or arrangement in respect of or for the benefit of any officer, director, employee, sales representative, agent or consultant or affiliate, by this Agreement, or as required under applicable law, the Code or ERISA;

            (d)   sell, transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien, any of the Assets, other than (i) in the ordinary course of business, and (ii) in accordance with existing agreements, it being understood by the parties that this Section 9.1.1(d) shall apply to both the University and the Sisters;

            (e)   enter into or assume any contract providing for the payment by the University of an amount in excess of $5,000 per year, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business;

            (f)    cause or permit any amendment, supplement, waiver or modification to its certificate of incorporation, by-laws or other organizational documents except as required to implement the terms and provisions of this Agreement;

            (g)   merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business, business organization or division of any other Person;

            (h)   acquire any additional assets or properties outside the ordinary course of business; not accelerate, terminate, make material modifications to, or cancel any contract to which the University is a party or by which it is bound, except in the ordinary course of business;

            (i)    make any capital expenditures or commitments in excess of $5,000.00 in the aggregate per month or otherwise in accordance with the University's capital expenditure budget or business plan currently in effect;

            (j)    grant any license or sublicense of any rights under or with respect to any intellectual property;

            (k)   settle, release or forgive any material claim or material litigation or waive any material right in such litigation;

            (l)    make any changes in any method of accounting or accounting principles, other than as required to comply with GAAP;

            (m)  make any expenditure not approved in the operating budget; or

            (n)   agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (n);

            9.1.2    University shall:

            (a)   use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried by it as of the date hereof;

            (b)   maintain its books of account and records in the ordinary course of business;

            (c)   maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

            (d)   cooperate with Buyer in making the application to the Department of Education and any other applicable regulatory bodies;

            (e)   cooperate with the Buyer in preparing the paperwork necessary to amend the status of the University to a for-profit entity from a non-profit entity;

            (f)    cooperate with Buyer in making the application described in Section 9.7 hereof;

            (g)   file all tax returns required to be filed;

            (h)   not terminate any material business relationship in effect at the time of the execution of this Agreement; and

            (i)    operate the Business in the ordinary course, consistent with past practice and in accordance with the Estimated Budget.

        9.2    Conditions.    Sellers agree that from the date hereof to the Closing Date, they will use their best efforts:

          (a)   To satisfy the conditions precedent to consummation of the transactions contemplated by this Agreement to the extent they are to be performed by them, their agents or representatives;

          (b)   To reasonably cooperate with Buyer, to the extent cooperation on their part is helpful, in Buyer's efforts to obtain the consents required in this Agreement; and

          (c)   To use their commercially reasonable efforts to obtain any consents referred to in this Agreement that are required to be obtained by Sellers.

        9.3    Examinations and Investigations.    Prior to the Closing Date, Buyer shall be entitled and shall have reasonable access to appropriate management, through Buyer's employees and representatives, to make such investigation of the assets, liabilities, properties, business and operations of the University, and such examination of the books, records and financial condition of the University, as Buyer reasonably determines is necessary and to again update such records immediately before the Closing Date.

        9.4    Expenses.    Except as otherwise provided herein, the University shall bear all expenses incurred on behalf of the University in connection with the preparation, execution and performance of this Agreement, including but not limited to attorneys' fees and costs and the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, counsel, actuaries and accountants even if the transaction contemplated by this Agreement does not close.

        9.5    Insurance.    From the date hereof through the Closing Date, each of the Sellers shall use its best efforts to maintain in force (including necessary renewals thereof) any insurance policies in force at the date of the execution of this Agreement (listed in Section 7.14 of the Disclosure Schedule), except to the extent that they may be replaced with materially equivalent policies appropriate to insure the assets, properties and business of the University and the Sisters to the same extent as currently insured.

        9.6    Tax Returns.    The University shall promptly file all tax returns for the fiscal year in which the transaction occurs and shall deliver a copy of the proposed tax return to Buyer at least fifteen (15) days prior to the due date for the filing of such return(s).

        9.7    Pre-Approval with the Department of Education.    Buyer shall have the right to submit to the Department of Education an application for pre-approval of the change of ownership of University after this Agreement is executed and the University shall cooperate with Buyer in making that submittal and working with the regulatory agencies. University shall be entitled to review and approve all filings with the U.S. Department of Education before their delivery to that department.

        9.8    Access.    The University and the Sisters shall provide Buyer with access to the University's and the Sisters' facilities, Books and Records and those matters specified in Article 6 of this Agreement and shall cause the Representatives of the University and the Sisters to cooperate fully with Buyer and Buyer's Representatives in connection with Buyer's due diligence investigation of the University, the Assets, and the University's contracts, liabilities, operations, records and other aspects of the Business. Buyer shall be under no obligation to continue with its due diligence investigation or to consummate the transactions contemplated by this Agreement if, at any time, the results of its due diligence investigation are not satisfactory to Buyer for any reason in its sole discretion. Buyer shall immediately notify the Sellers if it determines not to consummate the transactions contemplated by this Agreement.

        9.9    Assistance to Buyer.    The University and the Sisters shall, at Buyer's expense, use commercially reasonable efforts to assist Buyer to secure the consents and the necessary governmental approvals and authorizations contemplated by this Agreement and the transaction.

        9.10    University Employees.    Following the Closing, the Sellers shall be solely liable for any and all employment related claims arising from or in connection with incidents occurring prior to the Closing Date and not reserved against in the financial statements of the University.

        9.11    Regis Hall.    Following the Closing, (i) the administrative office space and (ii) the residential living space in Regis Hall currently occupied by the Sisters shall both be vacated by the Sisters as to the residential space no later than June 30, 2005 and by December 31, 2005 as to the office space. The Lease for such space shall provide that the Sisters shall indemnify and hold harmless the Buyer from any liability incurred by the Sisters with respect to such space. The Sisters shall have insurance on the space naming the Buyers as an additional insured. A Memorandum of the Lease is attached as Exhibit G.

ARTICLE 10
COVENANTS AND AGREEMENTS OF BUYER

        10.1    Conditions.    Buyer agrees that from the date hereof to the end of the Phase I Due Diligence Period, it will use its best efforts:

          (a)   To satisfy the conditions precedent to consummation of the transactions contemplated in this Agreement to the extent they are to be performed by it, its agents or representatives;

          (b)   To cooperate with Sellers, to the extent cooperation on its part is helpful, in Sellers' efforts to obtain the consents required in this Agreement; and

          (c)   To obtain the consents referred to in this Agreement.

        10.2    University's Religious Mission.    Following the Close, Buyer shall, on request of the President of the Sisters, continue to make allowance for the conduct of the following activities on the campus as long as there is no expense or liability to the Buyer with respect to such activities: (a) Freshman experience (orientation); (b) Cortona Lecture Series; (c) Founder's Day; (d) Holy Days—Blessing of the Pets, Feast of St. Francis and St. Clare; and (e) Baccalaureate Mass. The statues if requested by the President of the Sisters that belong to the Sisters shall remain in place following the Closing. In the event that the Buyer shall need to have the statues moved for business purposes or for renovation, Buyer shall notify the Sisters and the statues shall be promptly removed at the expense of the Sisters. Notwithstanding anything herein to the contrary, a breach or default by Buyer of its obligations under this Section 10.2 shall not constitute a breach of any other part of this Agreement or of this Agreement in its entirety and this Agreement shall continue in full force and effect in accordance with its terms, notwithstanding the occurrence of such breach or default.

        10.3    University in Clinton, Iowa.    Following the Closing, Buyer shall maintain degree-granting, regionally accredited operations at the Campus to the extent necessary to allow all students enrolled at the University as of the Closing Date to complete their programs of study for those students who desire to continue their programs, who maintain good academic and financial standing, and who pursue their program continuously in accordance with regular academic processes.

        10.4    Change of Institutional Name.    Buyer shall have the right to change the name of the Business to a name deemed suitable by Buyer for its business operations.

        10.5    Existing Employees.    Buyer agrees to assume the existing one-year contract agreements(or remaining part thereof) between the teaching faculty and the University and shall assume all other employment obligations with employees of the University according to their terms except as provided in Section 9.10.

        10.6    Expenses.    Buyer shall bear all expenses incurred on behalf of Buyer in connection with the preparation, execution and performance of this Agreement and its obligations thereunder, including but not limited to attorneys' fees and costs and the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, counsel, actuaries and accountants, even if the transaction contemplated by this Agreement does not close. Buyer shall also pay any out-of-pocket costs necessarily incurred by the Sellers pursuant to any provisions of this Agreement that require the Sellers to assist the Buyer; provided, that such out-of-pocket costs shall not, under any circumstances, include attorneys' fees and costs or costs incurred by any Seller in connection with the performance of its obligations under Section 3.1 hereof, and that any such out-of-pocket costs in excess of $1,000 must be previously approved by Buyer.

ARTICLE 11
CONDITIONS TO THE OBLIGATIONS OF SELLER

        The obligation of Sellers to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

          (a)   Buyer shall have delivered to the Sellers the Purchase Price;

          (b)   Buyer shall not have defaulted in its obligations under this Agreement;

          (c)   The representations and warranties of Buyer shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

          (d)   All of the deliveries to be made by Buyer at the Closing, as provided in Section 5.3, shall have been made; and

          (e)   All necessary governmental approvals, over which Seller has no control, necessary to allow the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall been received.

ARTICLE 12
CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE

        The obligation of the Buyer to enter into and complete the Closing is subject to the fulfillment on or to the Closing Date of the following conditions, any one or more of which may be waived prior to the extent permitted by law:

          (a)   The academic accreditation of the University from the Higher Learning Commission of the North Central Association of Colleges and Schools ("North Central") shall remain in full force and effect.

          (b)   All regulatory approvals with respect to the State of Iowa shall have been secured with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

          (c)   Pre-approval of the transactions contemplated by this Agreement shall have been received from the Department of Education.

          (d)   Approval of the change in ownership of the Assets shall have been received from North Central.

          (e)   No loss of Title IV status as presently authorized under the University's program participation agreement.

          (f)    The representations and warranties of the University and the Sisters shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

          (g)   Buyer shall have received the results of a UCC-1 search for liens and encumbrances against the Assets which indicate that there are no material liens or encumbrances other than Permitted Liens.

          (h)   All of the deliveries to be made by the Sellers at the Closing, as provided in Section 5.2, shall have been made.

          (i)    Buyer shall have received a tax clearance certificate, if available, for the University, the Sisters and any subsidiaries.

          (j)    Receipt or continuance of all necessary Permits to own and operate the facilities comprising the Business.

          (k)   No Material Adverse Change in the financial or business conditions of the University or the Business.

          (l)    Buyer's satisfaction with respect to the Assumed Liabilities and proof of the payment or satisfaction in full by the University of the Excluded Liabilities required to be paid by the Sellers at or prior to Closing.

          (m)  Satisfactory completion (as determined by Buyer in its sole and absolute discretion) of Buyer's due diligence investigation; provided, that, notwithstanding anything herein to the contrary, such review shall have no effect whatsoever on the liability of the Sellers to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of the Sellers hereunder.

          (n)   No violation of any Material Contracts.

          (o)   No material change in the University's Business or Assets (including, without limitation, the composition of the faculty as of the Closing).

          (p)   The Board of Trustees and the members (to the extent necessary) of each of the Sellers shall have approved the transactions contemplated by this Agreement and the other Transaction Documents.

          (q)   Receipt of any other necessary regulatory, governmental or other third party consents or approvals.

          (r)   Any other approvals reasonably determined to be appropriate by the Buyer after completion of due diligence.

          (s)   The Schedules (including the Disclosure Schedule) shall have been completed to the mutual agreement and satisfaction of the parties hereto and shall have been updated at the Closing to the satisfaction of Buyer and any changes between the date that the Schedules were initially prepared and the Closing Date shall not disclose any Material Adverse Change in any of the information set forth therein.

          (t)    The execution and delivery of the Sports Facilities Lease by the Sisters if requested by Buyer.

          (u)   Receipt of approval of the Iowa Student Aid Commission for the University's students to continue to participate in the Iowa Tuition Grant program.

          (v)   The performance by the University and the Sisters of their obligations under this Agreement.

          (w)  The absence of any order or injunction that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

          (x)   The existing lease of the Land and Buildings between the University and the Sisters shall have been terminated.

        In the event that the Buyer determines not to proceed based upon a failure of any of the contingencies to be satisfied, the Buyer shall have no liability of any kind to the Seller for such failure to close.

ARTICLE 13
NOTICE OF EXCLUSIVITY

        13.1    Exclusivity.    For a period beginning with the date of execution hereof by both parties and until the earlier of (i) June 30, 2005, (ii) ten days after receipt of the Department of Education pre-approval for the transfer of ownership of the Assets, and (iii) termination of this Agreement, in accordance with the provisions hereof, Buyer will have a period of exclusivity, during which neither the University nor the Sisters shall, directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the University, the Assets or the Business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination. If the University or the Sisters receives an offer, proposal or inquiry with respect to any of the foregoing transactions with respect to the Business, the Assets or the University, the Sellers will promptly notify Buyer of the same, including the identity of the person making the offer or proposal and the terms thereof (and provide a copy of any such written offer, proposal or inquiry to Buyer).

ARTICLE 14
INDEMNIFICATION; SURVIVAL; RISK OF LOSS

        14.1    Obligation to Indemnify.

          (a)   The University and the Sisters jointly and severally agree to indemnify, defend and hold harmless Buyer its officers, directors and affiliates from and against all Losses resulting from or arising out of (i) obligations arising from the conduct of the Business prior to the Closing unless it is an Assumed Liability, and/or (ii) a breach of any of its representations, warranties, covenants and agreements contained herein, and (iii) any action brought by any donors against the University or the Sisters or the Buyer for the failure of the University or the Sisters to maintain an appropriate composition of assets in amounts needed to comply with all donor restrictions.

          (b)   Buyer agrees to indemnify, defend and hold harmless the University, the Sisters and their officers, directors and affiliates from and against all Losses resulting from or arising out of (i) obligations arising from the conduct of the Business subsequent to Closing and (ii) a breach of any term or provision of this Agreement including without limitation any of its representations and warranties, covenants and agreements, and (iii) failure to pay an Assumed Liability.

          (c)   The term "Losses" as used in this Article 14 is not limited to matters asserted by third parties against Sellers or Buyer, but includes Losses incurred or sustained by any of them in the absence of third party claims and also include any fines, interest, or payments owed to the Department of Education or other applicable governmental agencies for improper use of funds. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

        14.2    Notice of Asserted Liability.    Promptly after Buyer or any of the Sellers becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article 14 the party becoming aware of such facts, condition or event shall notify the other party in the manner provided in Section 16.1 of this Agreement (the "Claims Notice") to the other party. All Claims Notices must be delivered within the time periods set forth in Section 14.5 and if delivered within the applicable time period, the expiration of such time period will not affect the validity thereof or the claim for Losses described therein. The party entitled to indemnification ("Indemnitee") shall deliver the Claims Notice to the other party ("Indemnitor"). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor's request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim(s) made by Indemnitee. Claims may only be brought by delivery of the Claims Notice during the periods set forth in Section 14.5 hereof.

        14.3    Opportunity to Defend.    Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defend such Asserted Liability, it shall within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, each of Buyer and Sellers may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation under Section 14.1. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party's control that are reasonably necessary or appropriate for such defense.

        14.4    Exclusive Remedy.    The indemnification provided for herein shall be the exclusive remedy of all parties to this Agreement with respect to the alleged breach of any of the representation or warranties contained in Articles 7 or 8 of this Agreement.

        14.5    Sellers' Tax Indemnity.    The University shall indemnify and hold Buyer harmless from and against the entirety of any Taxes which the University is responsible or required to pay under any provision of this Agreement and from and against any Losses that Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability of Buyer for any such Taxes; any liability with respect to any such Taxes arising from any changes made on examination or audit; any liability of the University for Taxes of any person other than the University, whether (A) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise; and any liability for Taxes which would not be owed if all warranties and representations of the Sellers hereunder had been true, complete and correct in all respects. Any indemnification pursuant hereto shall also include reasonable costs incurred by Buyer (including reasonable fees and disbursements of attorneys, accountants and expert witnesses) in connection with such indemnification claim. Any indemnification payable by the Sellers pursuant hereto shall be paid within the later of fifteen (15) days of Buyer's request therefor and five (5) days prior to the date on which the liability upon which the indemnification is based is required to be satisfied.

        14.6    Limitation of Liability.    The indemnification obligations of the Sisters shall be subject to a maximum liability of One Million Five Hundred Thousand Dollars ($1,500,000) ("Indemnification Limit"). The shall be liable for payment of any and all Losses up to the Indemnification Limit, provided that if the Sisters shall have obtained, prior to the Closing, such polices of insurance as may be necessary or appropriate (including, without limitation, a policy insuring against any breach of the representations and warranties of the Sellers and a "tail" policy insuring against any claims or liabilities relating to incidents occurring prior to the Closing date) to adequately indemnify Buyer against any of the Losses then the Indemnification Limit shall be reduced by the dollar amount of the said insurance proceeds received. Buyer shall be solely responsible for any and all employment related claims and liabilities that arise from or in connection with incidents occurring on or after the Closing Date.

        14.7    Sellers' Additional Financial Responsibilities.    Notwithstanding Section 14.6, the Seller's obligations shall not be limited to the Indemnity Limit with respect to any Losses suffered by the Buyer, its officers, directors or affiliates as a result of or arising from (a) improper use of any permanently restricted funds by the University or the Sisters, (b) worker's compensation claims that relate to incidents occurring or before February 15, 2004 and (c) Employment Related Claims and liabilities that arise from or are in connection with incidents occurring prior to the Closing Date.

        14.8    Statute of Limitations.    Except for Sections 7.1, 7.2, 7.3, 7.10, 7.18, 10.2, 10.3, 10.4 and 10.5, the representations, warranties and covenants shall each survive for 18 months from and after the Closing Date. The representations and warranties in Sections 7.1, 7.2, 7.3, 7.10 and 7.18 shall survive indefinitely. The covenants set forth in Section 10.2, 10.3, 10.4 and 10.5 shall survive for the term provided for in each such Section.

        14.9    Risk of Loss.    From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by the Sellers, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of the Business, the Sellers shall give written notice to Buyer as soon as practicable after, but in any event within five calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which the Sellers are otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to the Sellers within 10 calendar days after receipt of Seller's notice or if there is not 10 calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to this Article 14, and the Purchase Price shall be reduced by an amount equal to the amount by which the portion of the Purchase Price allocated to such Assets exceeds the insurance proceeds, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Article 15. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to the Sellers.

ARTICLE 15
TERMINATION OF AGREEMENT

        15.1    Termination.    This Agreement may be terminated prior to the Closing as follows:

          (a)   at the election of Sellers, if any one or more of the conditions to its obligation to close has not been fulfilled as of March 15, 2005, unless the delay in the Closing is due to a continuing inability to secure the necessary governmental or regulatory approvals for the transfer of ownership, in which case the Closing may be delayed until such approvals are received but no later than June 30, 2005;

          (b)   at the election of Buyer, if any one or more of the conditions to its obligation to close has not been fulfilled as of March 15, 2005, unless the delay in the Closing is due to a continuing inability to secure the necessary governmental or regulatory approvals for the transfer of ownership, in which case the Closing may be delayed until such approvals are received but no later than June 30, 2005; or

          (c)   at any time on or prior to the Closing Date, by mutual written consent of Sellers and Buyer.

        In the event that Buyer or Sellers, as the case may be, elects to terminate this Agreement pursuant to Section 15.1(a) and (b), hereof, the terminating party shall deliver a notice to the other party or parties to this Agreement declaring its election to so terminate this Agreement in accordance with the provisions of Section 15.l (a) and (b), as the case may be, and setting forth in detail therein the basis for such termination.

        If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Sections 9.4 and 10.6 which provisions shall remain in full force and effect until the obligations of Buyer and the Sellers to the other thereunder have been fully satisfied.

ARTICLE 16
MISCELLANEOUS

        16.1    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or by certified U.S. Mail postage prepaid, sent and shall be deemed given when so delivered personally, or two (2) days after being so mailed, to the respective addresses as follows:

          If to Buyer, to:

      Bridgepoint Education, Inc.
      13880 Stowe Drive
      Poway, California 92064-8826
      Fax: (858) 513-9239
      Attention: Chief Executive Officer

          with a copy to:

      Sheppard, Mullin, Richter & Hampton LLP
      12544 High Bluff Drive, Suite 300
      San Diego, California 92130-3051
      Fax: (858) 509-3691
      Attention: Richard L. Kintz

          If to the University, to:

      The Franciscan University of the Prairies
      400 North Bluff Boulevard
      Clinton, Iowa 82732
      Attention: President

          If to the Sisters, to:

      The Sisters of St. Francis, Clinton, Iowa
      588 North Bluff Blvd.
      Clinton, IA 52732
      Attention: President

          with a copy to:

      David Figuli, Esq.
      8697 Blue Creek Road
      Evergreen, CO 80439
      Fax: (303) 679-1971

        Any party may by notice given in accordance with this Section 16.1 to the other parties designate another address or person for receipt of notices hereunder.

        16.2    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto) contains the entire agreement with respect to the transactions contemplated herein and, generally, the subject matter hereof, and supersedes all prior agreements written or oral with respect thereto.

        16.3    Waivers and Amendments; Non-Contractual Remedies.    This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party to insist, in any one or more instances at any one or more times, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

        16.4    Governing Law, Reference to U.S. Dollars.    This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Iowa applicable to agreements made and to be performed entirely within such State. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless express reference is made to currency of another country.

        16.5    Binding Effect, Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other party hereto; provided, however, that Buyer, in its sole discretion, may assign this Agreement (and all of Buyer's rights and obligations hereunder), in whole or in part, to any wholly owned subsidiary of Buyer without the prior consent or approval of the Sellers. Any assignment or attempted assignment in violation of this Section shall be void.

        16.6    No Third Party Beneficiaries.    Nothing in this Agreement is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Without limiting the generality of the foregoing, no provision in this Agreement shall create any third party beneficiary or other right in any employee or student or former employee or student of University (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or continued matriculation or the right to any particular academic program, credential or course of study with Buyer or University or in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan.

        16.7    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        16.8    Schedules and Exhibits.    The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, paragraphs and Schedules shall be deemed references to such parts of this Agreement unless otherwise specified.

        16.9    Headings.    The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

        16.10    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        16.11    Time of Essence.    Time is of the essence for each and every provision of this Agreement.

        16.12    Attorneys' Fees.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, court costs, costs of litigation and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

 ARTICLE 17
DEFINITIONS

        As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

        "Ancillary Agreements" shall mean those agreements, instruments and other documents that are Exhibits to this Agreement.

        "Assets" means, collectively, the University Assets and the Sisters Assets.

        "Balance Sheet Date" means May 31, 2004.

        "Books and Records" means originals or copies of all of the University's books and records relating to the Business, including books of account, minute books, and accounting records, sales data, customer lists, information relating to customers, supplier lists, mailing lists, brochures, advertising materials, business and marketing plans, and operating records of every kind.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contract" means any agreement, contract (including, without limitation, all faculty employment contracts), note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, lease, royalty agreement, confidentiality agreement, marketing agreement, distribution agreement, sales representative agreement, agency agreement, registration rights agreement, instrument, obligation or commitment to which the University is a party or is bound, whether oral or written.

        "Department of Education" means the United States Department of Education.

        "Employment Related Liabilities" means those liabilities related to the employees of the University due to applicable wage and hour laws, vacations, sick leave and other employee benefits.

        "Escrow Reserve" means the escrow required by Section 4.2 established at U.S. Bank, Attention: Stephanie R. Smith, Personnel Trust Department, 520 Walnut Street, Des Moines, Iowa 50309; Telephone: (515) 245-6233; Facsimile: (515) 245-6313.

        "GAAP" means generally accepted accounting principles in the United States of America.

        "Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

        "Losses" means all losses, costs, claims, liabilities, damages, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of litigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial, corrective or responsive action), lost profits and other losses resulting from any shut down or curtailment of operations, damages to the environment, attorneys' fees, and all amounts paid in the investigation, defense or settlement of any of the foregoing that arises as a result of those matters described in Section 14.1 hereof.

        "Material Adverse Effect" or "Material Adverse Change" means a change that is $10,000 or greater.

        "Material Loss" means a loss in excess of $10,000.

        "Material Contract" means a contract having an annual value in excess of $10,000.

        "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

        "Person" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

        "Representative" means any officer, director, principal, attorney, agent, employee or representative.

        "Tax" or "Taxes" means (whether or not disputed) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real property, personal property, occupancy, asset, sales, use, license, payroll, transaction, capital, capital stock, net worth, estimated, withholding, employment, social security, unemployment, unemployment compensation, workers' compensation, disability, utility, severance, production, environmental, energy, business, occupation, mercantile, franchise, premium, profits, windfall profits, documentary, stamp, registration, transfer and gains taxes, toll charges (for example, toll charges under Sections 367 and 1492 of the Code), or other taxes of any kind whatsoever, imposed by or payable to the United States, or any state, country, local or foreign government or subdivision, instrumentality, authority or agency thereof or under any treaty, convention or compact between or among any of them, and in each instance such term shall include any interest (including interest on deferred tax liability under Section 453A(c) of the Code and "look-back" interest under Section 460 of the Code and similar amounts of interest imposed by the Code), penalties, additions to tax or similar charges imposed in lieu of a Tax or attributable to any Tax.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

"BUYER"

Bridgepoint Education, Inc., a Delaware corporation

By:	/s/ ANDREW S. CLARK

Its:	Chief Executive Officer

Date:	12-1-04

"UNIVERSITY"

The Franciscan University of the Prairies

By:	/s/ MICHAEL E. KAELKE

Its:	Secretary for Board of Trustees

Date:	12-3-04

"SISTERS"

Sisters of St. Francis, Clinton, Iowa

By:	/s/ JANICE CEBULA, OSF

Its:	President

Date:	12-3-04

 FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

        This First Amendment to Purchase and Sale Agreement ("First Amendment") is made and entered into as of February 24, 2005, by and among Bridgepoint Education, Inc., a Delaware corporation ("Bridgepoint"), The Franciscan University of the Prairies, an Iowa non-profit corporation ("Franciscan") and the Sisters of St. Francis, Clinton, Iowa, an Iowa non-profit corporation (together with Franciscan the "Sellers").

        A.    Sellers and Bridgepoint entered into that certain Purchase and Sale Agreement dated as of December 3, 2004 (the "Purchase Agreement"), relating to the acquisition of that certain university located in Clinton, Iowa and the buildings and land used in connection therewith (the "Business"). All capitalized terms used in this First Amendment and not defined shall have the meanings set forth in the Purchase Agreement.

        B.    Sellers and Bridgepoint now desire to amend the Purchase Agreement as provided below.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Bridgepoint hereby agree to amend the Purchase Agreement as follows:

          1.     Assignment of Contractual Rights.    The Sellers hereby approve of the execution of the Assignment of Contractual Rights Agreement between Bridgepoint, Bridgepoint Education Real Estate Holdings, LLC, an Iowa limited liability company ("BEREH") and Ashford University, LLC, an Iowa limited liability company ("Ashford") attached hereto as Exhibit A, under which Bridgepoint is assigning (a) to BEREH its rights and interests to, and obligations under and relating to, the Purchase Agreement with respect to the land and buildings; and to (b) Ashford its rights and interests to, and obligations under and relating to, the Purchase Agreement with respect to all other assets of the Business.

          2.     Memorandum of the Lease.    Exhibit G in Section 9.11 is hereby renamed Exhibit I.

          3.     Other Excluded Assets.    Section 2.3 is hereby amended by the addition of subsection (g) as follows: "The following assets owned by the University: The pledge receivables, the assets held in the charitable remainder trust, and the life insurance policy, as those items appear on the audited Franciscan Financial Statements for the seven months ended December 31, 2004." Section 2.3 is further amended by the deletion in the entirety of the last paragraph, to be replaced with the following: "Furthermore, there shall be excluded from the Sister's Assets that portion of the Land that comprises the cemetery (that is presently located on the real property that is included in the Land and Buildings), as well as a perpetual easement across the Land in favor of the Sisters for access to and from the cemetery ("Cemetery Easement") as such cemetery easement is more fully described on Schedule 2.1(a)(ii) pursuant to the following language:

    RESERVING unto the Grantor and its successors an easement for the purpose of ingress and egress over, across and through a twenty-two (22) foot strip of land lying eleven (11) feet on each side of the following described centerline, Commencing at the Northwest corner of the Southwest Quarter (SW 1/4) of said Section 6; thence North 89 Degrees 09 Minutes 51 Seconds East, along the North line thereof, a distance of 395.31 feet; thence South 13 Degrees 20 Minutes 44 Seconds West, a distance of 63.11 feet to the Point of Beginning of the hereinafter described Centerline; thence South 48 Degrees 18 Minutes 33 Seconds East, a distance of 53.62 feet; thence South 60 Degrees 49 Minutes 50 Seconds East, a distance of 135.67 feet; thence South 85 Degrees 23 Minutes 58 Seconds East, a distance of 54.67 feet; thence North 85 Degrees 48 Minutes 03 Seconds East, a distance of 57.71 feet; thence South 83 Degrees 39 Minutes 18 Seconds East, a distance of 27.72 feet; thence South 69 Degrees 37

1

    Minutes 20 Seconds East, a distance of 55.24 feet to the Northwesterly Right-of-Way line of Bluff Road, and the Point of Termination of said Centerline."

          4.     Covenants.    Section 9.1.2 is hereby amended by the addition of subsection (j) as follows: "to the maximum extent possible, use the pledge receivables, the assets held in the charitable remainder trust, and the life insurance policy, as those items appear on the audited Franciscan Financial Statements for the seven months ended December 31, 2004, for student aid for students attending the Ashford campus in Clinton, Iowa."

          5.     Liabilities.    Section 2.4 is hereby deleted in its entirety and replaced with the following: "Upon the terms and subject to the conditions contained herein, at the Closing Date, Buyer shall assume all financial obligations and liabilities of the University ("Assumed Liabilities") except those liabilities that are specifically listed on Schedule 2.4 (the "Excluded Liabilities"). All Excluded Liabilities shall be retained by the University except as otherwise provided herein."

          6.     Table of Contents.    The list of Exhibits and the list of Schedules on page iv of the Table of Contents are hereby amended as follows:

EXHIBITS
Exhibit A	(intentionally left blank)
Exhibit B	(intentionally left blank)
Exhibit C	(intentionally left blank)
Exhibit D	Sports Fields Lease
Exhibit E	Regis Hall Lease
Exhibit F	Bill of Sale
Exhibit G	Assignment and Assumption Agreement
Exhibit H	Deeds
Exhibit I	Memo of Lease w/ respect to Volleyball and Soccer Field and Speech and Hearing

SCHEDULES
Schedule 2.1(a)(ii)	Description of Land and Buildings
Schedule 2.1(a)(vi)	Contracts with the University
Schedule 2.1(b)	Stated Liabilities and Permitted Liens
Schedule 2.2	Sister Assets
Schedule 2.3	Other Excluded Assets
Schedule 2.4	Excluded Liabilities
Schedule 4.1	Sales Price Allocation among Sellers
Schedule 4.2	Estimated Budget and Final Budget

          7.     Schedule 2.1(a)(ii).    Schedule 2.1(a)(ii) of the Purchase Agreement is hereby attached as Exhibit B to this First Amendment.

          8.     Schedule 4.1.    Schedule 4.1 of the Purchase Agreement is hereby attached as Exhibit C to this First Amendment.

          9.     Termination of the University Retirement Equity Fund.    Franciscan will prepare and submit the necessary papers in order to terminate its existing University Retirement Equity Fund with the Travelers Insurance Company and the Teachers Insurance Annuity Association, as of the date of closing or as soon as possible thereafter, consistent with securing the appropriate regulatory approvals unless otherwise directed by Bridgepoint prior to Closing.

          10.   Section 5.2.3(k).    "Intentionally Deleted".

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          11.   Limitation of Liability.    Section 14.6 is hereby deleted in its entirety and replaced with the following: " The aggregate indemnification obligations of the Sisters shall be subject to a maximum liability of One Million Five Hundred Thousand Dollars ($1,500,000) ("Indemnification Limit"). The Sisters shall be liable for payment of any and all Losses up to the Indemnification Limit, provided that if the Sisters shall have obtained, prior to the Closing, such polices of insurance as may be necessary or appropriate (including, without limitation, a policy insuring against any breach of the representations and warranties of the Sellers and a "tail" policy insuring against any claims or liabilities relating to incidents occurring prior to the Closing Date) to adequately indemnify Buyer against any of the Losses then the Indemnification Limit shall be reduced by the dollar amount of the said insurance proceeds received by Buyer. Buyer shall be solely responsible for any and all employment related claims and liabilities that arise from or in connection with incidents occurring on or after the Closing Date."

          12.   Seller's Additional Financial Responsibility.    Section 14.7 is hereby deleted in its entirety and replaced with the following: "Notwithstanding Section 14.6, the Seller's obligations shall not be limited to the Indemnity Limit with respect to any Losses suffered by the Buyer, its officers, directors or affiliates as a result of or arising from (a) improper use of any permanently restricted funds by the University or the Sisters, (b) worker's compensation claims that relate to incidents occurring on or before February 15, 2004 and (c) Employment Related Claims and liabilities that arise from or are in connection with incidents occurring prior to the Closing Date."

          13.   Purchase Price Adjustment.    The Buyer and the Sisters hereby agree that the purchase price adjustment shall be $1,263,943, which shall be deposited into Bank Account number 103705 at Clinton National Bank on the day of the Closing for the benefit of Buyer. This is the Reduction Amount. As a result, the Final Budget is eliminated and the final accounting is eliminated and there shall be no Escrow Reserve, and no further adjustment to the Purchase Price pursuant to Section 4.2.

          14.   Full Force and Effect.    Except as amended hereby, the Purchase Agreement shall remain in full force and effect. To the extent of any inconsistency between this Amendment and the Purchase Agreement, the terms and conditions of this Amendment shall control.

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        IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

SELLERS

The Franciscan University of the Prairies, an Iowa non-profit corporation

By:	/s/ MICHAEL E. KAELKE
Its:	Secretary for Board of Trustees

The Sisters of St. Francis, Clinton, Iowa, an Iowa non-profit corporation

By:	/s/ JANICE CEBULA, OSF
Its:	President

BUYER

Bridgepoint Education, Inc., a Delaware corporation

By:	/s/ ANDREW S. CLARK
Name:	Andrew S. Clark
Title:	Chief Executive Officer

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QuickLinks

  Exhibit 2.1
PURCHASE AND SALE AGREEMENT
BETWEEN
BRIDGEPOINT EDUCATION, INC., a Delaware corporation
AND
THE FRANCISCAN UNIVERSITY OF THE PRAIRIES, an Iowa non-profit corporation
and
the SISTERS OF ST. FRANCIS, CLINTON, IOWA, an Iowa non-profit corporation
TABLE OF CONTENTS
PURCHASE AND SALE AGREEMENT
RECITALS
AGREEMENT
ARTICLE 1 PURCHASE AND SALE
ARTICLE 2 PURCHASE AND SALE OF ASSETS
ARTICLE 3 PURCHASE AND SALE OF STOCK
ARTICLE 4 PURCHASE PRICE
ARTICLE 5 CLOSING
ARTICLE 6 DUE DILIGENCE AND COMPLETION OF SCHEDULES
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 9 COVENANTS AND AGREEMENTS OF SELLER
ARTICLE 10 COVENANTS AND AGREEMENTS OF BUYER
ARTICLE 11 CONDITIONS TO THE OBLIGATIONS OF SELLER
ARTICLE 12 CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE
ARTICLE 13 NOTICE OF EXCLUSIVITY
ARTICLE 14 INDEMNIFICATION; SURVIVAL; RISK OF LOSS
ARTICLE 15 TERMINATION OF AGREEMENT
ARTICLE 16 MISCELLANEOUS
ARTICLE 17 DEFINITIONS
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT